Exhibit 99.1

Blink Charging Taps Automotive and EV Industry Veteran Brendan Jones as New Chief Operating Officer

Mr. Jones’ 25 years of automotive and EV charging industry experience positions Blink senior management team among the strongest in the industry

MIAMI BEACH, FL, April 20, 2020 (GLOBE NEWSWIRE) — Blink Charging Co. (NASDAQ: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator, and provider of electric vehicle (EV) charging station products and networked EV charging services, today announced the appointment of industry powerhouse Brendan S. Jones as its new Chief Operating Officer (COO), effective April 20, 2020. Jones is a highly experienced automotive and EV industry executive with over 25 years of corporate and executive experience across several large automotive and EV charging companies.

“We are grateful to add someone’s of Brendan’s caliber to our senior management team,” said Michael D. Farkas, Founder and Executive Chairman of Blink. “As we continue to increase our EV charging footprint, Brendan’s extensive experience in the EV market, coupled with his experience in negotiating contracts with automotive and EV infrastructure companies, will be critical to Blink’s leadership team during this period of high growth. We have recently announced the addition of several hard-hitting leaders, including Michael Rama, as CFO and now Brendan as our COO, along with several key additions to our Board of Directors, including industry powerhouse Ritsaart van Montfrans, the founder and former CEO of New Motion. Blink continues to focus on growing highly experienced human capital to allow Blink to reach new levels as a leader in the rapidly growing EV space.”

Jones added, “I couldn’t be more excited to bring my knowledge experience to Blink and be a pivotal piece of the company’s growth at this explosive time in the EV industry. I look forward to contributing to the team and helping the company realize its aggressive growth strategies, both domestically and internationally.”

Jones joins Blink following his role as COO at Electrify America, LLC, from September 2016 to March 2020, where he was the very first employee and built the company from a startup into one of the largest, ultrafast EV charging companies in the world. He led strategy, design implementation, and management teams and negotiated contracts for charging services with numerous leading automotive OEMs that led to $90+ million in projected revenue. His leadership skills, paired with artful contract negotiations, led Electrify America to manage and install over $30 million in Level 2 EV charging stations and $500 million in DC fast charging infrastructure.

Prior to Electrify America, LLC, Mr. Jones was Vice President, OEM Strategy and Business Development at EVgo between March 2014 and September 2016, and helped reposition the company from a single subscriber revenue model to one with multi-million-dollar contracts with automotive OEMs and established the foundational elements for the rapid expansion of Fast Charger infrastructure in the U.S.

Jones also previously spent 21 years from April 1994 and March 2014 at Nissan North America, the last six of which were in senior management or director capacities. He was an integral part of the team working on the Nissan LEAF, which he helped develop into the top-selling battery electric vehicle of all time. He earned a Bachelor of Arts degree and Master of Arts from George Mason University. He has previously served on numerous boards and EV industry committees.

About Blink Charging

Blink Charging Co. (Nasdaq: BLNK, BLNKW) is a leader in electric vehicle (EV) charging equipment that has deployed over 23,000 charging stations, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of its charging locations worldwide. The Company’s principal line of products and services is its Blink EV charging network (“Blink Network”), EV charging equipment, and EV charging services. The Blink Network utilizes a proprietary cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million by 2025 from approximately 2 million in 2019 (Bloomberg.com, “China’s Hunger for Electric Vehicles Is Driving Manufacturing, 2019), the Company has established key strategic partnerships to rollout adoption across numerous location types, including parking facilities, multi-family residences and condos, workplace locations, healthcare/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

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